Contact:

China RuiTai International Holdings Co., Ltd.

Mr. Gang Ma, CFO

fcmagang@163.com

Phone: 86 538 38 50 703

Crocker Coulson, President

CCG Elite Investor Relations

crocker.coulson@ccgir.com

Phone: 646-213-1915

For Immediate Release

China RuiTai Reports Fiscal Year 2007 Financial Results

Tai’An, Shandong Province, China – April 16, 2008 –China RuiTai International Holdings Co., Ltd. (OTC Bulletin Board: CRUI) (“China RuiTai” or “the Company”), a leading producer and distributor of cellulose ether products in the People's Republic of China (“PRC”), today announced its financial results for the fiscal year ended December 31, 2007.

Fiscal Year 2007 Highlights

•

Sales increased 36.7% to $38.4 million

•

Gross profit increased 33.4% to $11.9 million

•

Gross profit margin was 31.0%

•

Operating income increased 52.3% to $8.1 million

•

Operating margin improved 216 basis points to 21.1%

•

Net income increased 62.2% to $4.9 million, or $0.23 per basic and fully diluted share

•

Completed a production line to increase production capacity to 10,000 metric ton per year

•

Became a public company through a share exchange transaction in August 2007

“We are pleased to see continuous strong growth as our cellulose ether products continue to receive wide acceptance while meeting the worldwide expanding demand,” commented Dianmin Ma, Chief Executive Officer and Chairman of China RuiTai. “In 2007, we exported about 2,400 metric tons of cellulose ether products to foreign markets in the United States, Europe, India, the Middle East, and South East Asia. Our sales in the domestic market were about twice that of our international market. We expect further growth in the domestic and international markets in 2008 and beyond.”

Full Year 2007 Results

During the year ended December 31, 2007, sales were $38.4 million, an increase of 36.7% from $28.2 million for 2006. This was primarily due to increased order volumes from the Company’s existing customers. Hydroxypropyl Methyl Cellulose (HPMC) remained the Company’s top-selling product, accounting for 68.4% in 2007, compared to 66.0% in 2006.

Gross profit in 2007 was $11.9 million, an increase of 33.4% from $8.9 million in 2006.  Gross margin was 31.0% in 2007, down slightly from 31.8% in 2006 due to slight increase in raw material cost, which management expects to be stable or experience a potential decrease in 2008.

Operating expenses were $3.8 million, up 9.9% from $3.6 million a year ago.  This increase was primarily due to higher selling expenses and general and administrative expenses resulting from growth and expansion.  As a percentage of sales, operating expenses were 4.2% in 2007, compared to 5.3% in 2006.

Operating income increased 52.3% to $8.1 million in 2007 from $5.3 million in 2006. Operating margin during 2007 was 21.1%, up from 18.9% a year ago.

Net income for 2007 was $4.9 million, or $0.23 per basic and fully diluted share, up 62.2% from $3.1 million, or $0.14 per basic and fully diluted share in 2006.

Financial Condition

As of December 31, 2007, the Company had cash and cash equivalents of $4.2 million, accounts receivable were $3.1 million and total assets of $28.4 million.  At December 31, 2007, the Company had short-term debt of $19.2 million, bank checks payable of $22.1 million and shareholders’ equity of $9.7 million.  For the full year 2007, the Company generated $8.5 million in cash flow from operating activities.  The Company had capital expenditures of $4.6 million, due to an additional production line introduced in May of 2007, which increased capacity by 1,500 metric tons for a total annual capacity of 10,000 metric tons.

Business Outlook

“In 2008, we plan to further increase our production volume to meet the growing international demand for cellulose ether products in both the domestic and international market.  We intend to increase production at our existing facility, which is currently operating at about 70% capacity, and plan to expand our total production capacity to 15,000 metric tons with our new facility.  We believe by increasing our capacity 150%, the increased production volume will further reduce our cost per metric ton which in turn will improve gross profit margin.

“The outlook for our cellulose ether demand is excellent.  Our close and strong alliances with research institutes enable us to offer products based on the most advanced technology and to enhance the many applications of our existing products. We look forward to leveraging our advantages in raw material sourcing, and local labor cost competitiveness to continue to capture the expanding business opportunities available to us,” Mr. Ma concluded.

About China RuiTai International Holdings Co., Ltd.

China RuiTai International Holdings Co., Ltd. (OTC BB: CRUI), through its operating subsidiary, is engaged in the production, sales, and exportation of deeply processed chemicals, with a primary focus on non-ionic cellulose ether products. Cellulose ether is an organic chemical that acts as a thickener and dissolves in water and other organic solvents. The Company is one of the largest non-ionic cellulose ether producers in China delivering products for the pharmaceutical, PVC manufacturing, construction industry, the personal care market and oil field exploration and recovery industries.  China RuiTai exports to United States, Europe, India, the Middle East, and South East Asia.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company’s ability to complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables to Follow -

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
F/K/A SHANDONG RUITAI CHEMICAL CO., LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (AUDITED)

	For the Year Ended December 31,
	2007	2006

REVENUE	$38,407,800	$28,090,238
COST OF SALES	26,489,964	19,153,553
GROSS PROFIT	11,917,836	8,936,685

EXPENSES
Selling expenses
Sales commission	670,364	738,526
Freight-out	893,530	856,850
Adverting	188,761	30,093
Travel and entertainment	250,230	385,360
Other selling expenses	186,603	117,270
TOTAL SALES EXPENSE	2,189,488	2,128,099

General and administrative expenses
Payroll and employees benefits	267,673	209,242
Insurance	151,437	139,989
Professional fees	86,303	105,206
Consultant fees	134,011	-
Bad debt expenses	-	88,176
Office expenses	364,906	195,843
Repair and maintenance	167,014	525,176
Travel and entertainment	206,675	148,569
Other general and administrative	249,486	78,917
TOTAL OPERATING EXPENSE	1,627,505	1,491,118

TOTAL EXPENSE	3,816,993	3,619,217

OPERATING INCOME (LOSS)	8,100,843	5,317,468

OTHER INCOME
Interest income	267,989	331,259
Interest expense	(1,996,479)	(1,159,076)
Government subsidy	556,627	-
Other income (expense)	106,855	(151,992)
TOTAL OTHER INCOME	(1,065,008)	(979,809)

INCOME TAX AND MINORITY INTEREST	7,035,835	4,337,659

PROVISION FOR TAXATION	2,110,750	1,301,297

INCOME BEFORE MINORITY INTEREST	4,925,085	3,036,362

MINORITY INTEREST	(49,251)	(30,364)
NET INCOME	4,875,834	3,005,998

OTHER COMPREHENSIVE INCOME (LOSS)
Effects of Foreign Currency Conversion	490,336	104,608

COMPREHENSIVE INCOME (LOSS)	$5,366,170	$3,110,606

BASIC AND FULLY DILUTED EARNINGS PER SHARE	$0.23	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING	23,204,457	22,645,348

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
F/K/A SHANDONG RUITAI CHEMICAL CO., LTD.
CONSOLIDATED BALANCE SHEETS (AUDITED)

	December	December
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$4,166,713	$6,286,289
Bank checks and commercial paper	621,204	1,191,451
Accounts receivable, net	3,053,295	3,364,632
Due from unaffiliated suppliers	1,112,948	930,213
Prepaid expenses	2,876,820	2,360,481
Inventory	6,656,028	5,209,747
Advance to employees	113,297	56,735
Total current assets	18,600,305	19,399,548

Property and Equipment, net	11,306,271	6,592,796

Land use right, net	4,859,620	4,650,814

Long-term investment	830,984	779,200

Due from a related party	14,829,593	8,804,112

Restricted cash	14,738,564	12,244,750

Total Assets	$65,165,337	$52,471,220

LIABILITIES AND OWNERS' EQUITY

Current Liabilities:
Bank loan	$19,269,317	$16,209,608
Bank checks payable	22,059,772	22,050,400
Accounts payable and accrued expenses	7,657,437	5,542,712
Taxes payable	3,560,918	2,221,970
Deferred revenue	737,027	493,807
Due to employees	1,265,898	890,984

Employee security deposit	810,802	677,949
Total Current Liabilities	5,361,171	48,087,430

Minority Interest	98,053	43,847

Owners' Equity:
Preferred stock, par value $0.001, 10,000,000 shares authorized,
authorized, no shares outstanding	-	-
Common stock, par value $0.001, 50,000,000 shares authorized,
22,645,348 shares issued and outstanding as of December 31, 2006
26,000,000 shares issued and outstanding as of December 31, 2007	26,000	22,745
Additional paid-in capital	2,366,171	2,369,426
Statutory Reserves	1,042,355	272,979
Retained earnings	5,700,875	1,594,417
Accumulated other comprehensive income	570,712	80,376
Owners' Equity	9,706,113	4,339,943
Total Liabilities and Owners' Equity	$5,165,337	$52,471,220

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
F/K/A SHANDONG RUITAI CHEMICAL CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS (AUDITED)

	For the Year Ended
	December 31,
	2007	2006

Operating Activities

Net income (loss)	$4,875,834	$3,005,998
Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:
Minority interest	49,251	30,364
Depreciation	726,969	584,801
Amortization	95,940	27,673
Changes in operating assets and liabilities:
(Increase)/Decrease in bank checks and commercial paper	623,589	335,215
(Increase)/Decrease in accounts receivable	513,661	(1,437,788)
(Increase)/Decrease in prepaid expenses	(345,162)	(1,271,877)
(Increase)/Decrease in inventory	(1,056,278)	(21,340)
(Increase)/Decrease in advance to employees	(50,691)	64,672
Increase/(Decrease) in accounts payable
and accrued expenses	1,676,877	(416,997)
Increase/(Decrease) in taxes payable	1,143,879	1,293,536
Increase/(Decrease) in deferred revenue	202,030	69,992
Increase/(Decrease) in employee security deposit	84,304	152,471
Net cash provided (used) by operating activities	8,540,203	2,416,720

Investing Activities

Purchase of fixed assets	(4,649,895)	(1,698,011)
Purchase of land use rights	-	(3,376,077)
Loans to unaffiliated suppliers	(116,103)	(414,451)
Loans to a related party	(5,223,903)	(3,381,395)
Net cash (used) by investing activities	(9,989,901)	8,869,934)

Financing Activities

Bank loans	1,903,560	4,623,048
Proceeds from banks checks and commercial paper	-	9,055,200
Payback of banks checks commercial paper	(1,398,132)	-
Decrease (Increase) in restricted cash to secure bank checks	(1,613,196)	(5,114,130)
Loans from employees	303,139	16,763
Net cash provided (used) by financing activities	(804,629)	8,580,881

Increase (decrease) in cash	(2,254,327)	2,127,667
Effects of exchange rates on cash	134,751	128,352
Cash at beginning of period	6,286,289	4,030,270
Cash at end of period	$4,166,713	$6,286,289

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$1,996,479	$824,897
Income taxes	$1,004,871	$503,447